Exhibit 99.1

NYSE:WMB

Date: Aug. 3, 2006
Williams Reports Second-Quarter 2006 Financial Results
•	99% Increase in Recurring Income After Mark-to-Market Adjustment

•	Net Income Significantly Reduced by Legacy Litigation Settlement and Charges

•	Company Raises Profit and Cap-Ex Guidance for 2006-2008: Key 2006 EPS Measure Rises 19%

•	2Q Natural Gas Production Up 20% Compared With Last Year

•	Williams Outlines Goal to Accelerate Drop-Downs to MLP

Quarterly Summary Information	2Q 2006		2Q 2005
Per share amounts are reported on a diluted basis	millions	per share	millions	per share

Income (loss) from continuing operations	$(63.9)	$(0.11)	$40.7	$0.07
Income (loss) from discontinued operations	$(12.1)	$(0.02)	$0.6	$0.00

Net income (loss)	$(76.0)	$(0.13)	$41.3	$0.07

Recurring income from continuing operations*	$112.6	$0.19	$65.9	$0.11
After-tax mark-to-market adjustments	$85.4	$0.14	$33.6	$0.06

Recurring income from continuing operations — after mark-to-market adjustment*	$198.0	$0.33	$99.5	$0.17

Year-to-Date Summary Information	YTD 2006		YTD 2005
Per share amounts are reported on a diluted basis	millions	per share	millions	per share

Income from continuing operations	$67.2	$0.11	$242.9	$0.41
Income (loss) from discontinued operations	$(11.3)	$(0.02)	$(0.5)	$0.0

Net income	$55.9	$0.09	$242.4	$0.41

Recurring income from continuing operations*	$248.5	$0.42	$264.3	$0.45
After-tax mark-to-market adjustments	$106.4	$0.17	$(32.4)	$(0.06)

Recurring income from continuing operations — after mark-to-market adjustment*	$354.9	$0.59	$231.9	$0.39

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 1 of 12

     TULSA, Okla. — Williams (NYSE:WMB) today announced a second-quarter 2006 unaudited net loss of $76.0 million, or a loss of 13 cents per share on a diluted basis, compared with net income of $41.3 million, or 7 cents per share, for second-quarter 2005.
     Results for second-quarter 2006 were significantly reduced by the after-tax impact of three legacy litigation charges totaling approximately $175 million. The combined impact of the charges on a pre-tax basis is $267.9 million.
     These items include a $160.7 million pre-tax charge associated with an agreement in principle to settle securities litigation filed on behalf of purchasers of Williams’ securities between 2000 and 2002; an $88.0 million pre-tax accrual, including $20 million in interest, associated with the Gulf Liquids jury verdicts this week; and a $19.2 million pre-tax loss from discontinued operations primarily related to an environmental indemnity arbitration ruling associated with a former business.
     These nonrecurring charges and the effect of mark-to-market accounting obscure the company’s strong performance overall. Margins for the company’s natural gas liquids sales remain at historic highs and Williams continues to increase its natural gas production in the western United States.
     Year-to-date through June 30, Williams reported net income of $55.9 million, or 9 cents per share on a diluted basis, compared with net income of $242.4 million, or 41 cents per share, for the first half of 2005.
     On a basis to remove the effect of nonrecurring items and mark-to-market accounting, Williams earned 33 cents per share in second-quarter 2006, almost doubling the 17 cents per share from the same period a year ago.
     For the first half of 2006, Williams earned 59 cents per share on a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting. That represents a 51 percent improvement compared with 39 cents per share on the same basis for the first half of 2005.
     Higher results in 2006 are primarily attributable to increased natural gas liquids sales margins and increased natural gas production. Additional details about the nonrecurring items and mark-to-market adjustment for the second quarter and the first half of the year are included in this news release.
Recurring Results Adjusted to Remove the Effect of Mark-to-Market Accounting
     To provide an added level of disclosure and transparency, Williams continues to provide an analysis of recurring earnings adjusted to remove all mark-to-market effects from its Power business.
     Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations.
     Recurring income from continuing operations — after adjusting for the mark-to-market effect to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives — increased 99 percent from a year ago to $198.0 million, or 33 cents per share, in second-quarter 2006 from $99.5 million, or 17 cents per share in second-quarter 2005.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 2 of 12

     For the first six months of 2006, recurring income from continuing operations — adjusted to remove the effect of mark-to-market accounting — was $354.9 million, or 59 cents per share, an increase of 53 percent compared with $231.9 million, or 39 cents per share, for the first half of 2005.
     The improvement in 2006 is primarily the result of robust sales margins for natural gas liquids; increased natural gas production, particularly in the Piceance and Powder River basins; increased gathering and processing revenue in Midstream; and improved results in Power’s gas and power portfolios.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments accompanies this news release.
Williams Increases Guidance for 2006-2008
     Williams has raised its guidance for 2006-2008 based on the company’s strong first-half operations performance in 2006, anticipated increases in natural gas production volumes, and its outlook for crude oil prices — a key factor that has driven record-level sales margins for natural gas liquids.
     The company now expects 95 cents to $1.20 for earnings per share in 2006 on a recurring basis adjusted to remove the effect of mark-to-market accounting, an increase of 19 percent compared with the previous expectation of 78 cents to $1.03.
     Williams also is raising its expectations for consolidated segment profit for 2006 through 2008 on a recurring basis adjusted to remove the effect of mark-to-market accounting.
Updated Guidance — Recurring Segment Profit Adjusted for Mark-to-Market Effect

	NEW	PREVIOUS
2006	$1.69 billion-$2.01 billion	$1.52 billion-$1.86 billion
2007	$1.97 billion-$2.475 billion	$1.83 billion-$2.255 billion
2008	$2.2 billion-$2.875 billion	$2.015 billion-$2.58 billion
     The company’s overall expected capital budget has increased, as well. The increase in planned capital expenses is primarily for projects that support additional natural gas development, particularly in the Piceance Basin.
Updated Cap-Ex Guidance

	NEW	PREVIOUS
2006	$2.2 billion-$2.4 billion	$1.95 billion-$2.15 billion
2007	$1.775 billion-$1.975 billion	$1.6 billion-$1.8 billion
2008	$1.575 billion-$1.825 billion	$1.5 billion-$1.75 billion
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 3 of 12

CEO Perspective
     “Williams’ solid performance demonstrates that we’re executing our business plan and taking action to deliver strong sustainable increases in shareholder value,” said Steve Malcolm, chairman, president and chief executive officer.
     “So far in 2006, we have invested $1 billion in our businesses, increased our dividend by 20 percent, completed a major transaction with our master limited partnership, eliminated virtually all of our secured debt, improved our credit ratings, and reached an agreement in principle to settle securities litigation.
     “And although natural gas prices softened following a mild winter, these conditions have benefited our Midstream business tremendously. The combination of lower prices for natural gas and higher prices for crude oil has pushed the sales margins for natural gas liquids to new highs — highs that could become more of the norm based on the global factors that drive demand for crude oil.
     “Now we’re raising our guidance for earnings per share by 19 percent on a recurring basis adjusted for mark-to-market accounting. Equally important, we’re looking at breakout growth in 2007 and beyond.
     “We’re drilling more natural gas wells than ever before, we’re getting a boost from our previous deepwater investments, we’re forecasting continued strength in NGL margins, and we’re expecting new rates on our interstate pipeline systems to be effective early in 2007.”
Business Segment Performance
     Consolidated results include segment profit for Williams’ primary businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Power — as well as results reported in the Other segment.
     Williams’ businesses reported consolidated segment profit of $292.9 million in second-quarter 2006, an increase of 14 percent compared with $256.4 million a year ago.
     Higher results in second-quarter 2006 are primarily attributable to robust margins for natural gas liquids sales and increased natural gas production, partially offset by higher operating costs and the $68 million portion of the Gulf Liquids litigation accrual recorded at Midstream. Results for the same period in 2005 were affected by a $49.1 million impairment charge to an equity investment in the Other segment.
     On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams had recurring consolidated segment profit of $499.3 million in second-quarter 2006, compared with $355.7 million a year ago — an increase of 40 percent.
2Q Consolidated Recurring Segment Profit Adjusted for Mark-to-Market Effect

	2Q '06	2Q '05
	(millions)	(millions)
Segment profit	$292.9	$256.4
Nonrecurring adjustments	$68.0	$44.5

Recurring segment profit	$360.9	$300.9
Reverse forward unrealized mark-to-market (gains) losses	$38.6	$(22.1)
Add realized mark-to-market gains that were previously recognized	$99.8	$76.9

Recurring segment profit after mark-to-market adjustments	$499.3	$355.7

Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 4 of 12

YTD Consolidated Recurring Segment Profit Adjusted for Mark-to-Market Effect

	YTD '06	YTD '05
	(millions)	(millions)
Segment profit	$705.2	$766.1
Nonrecurring adjustments	$59.7	$35.2

Recurring segment profit	$764.9	$801.3
Reverse forward unrealized mark-to-market gains	$(4.4)	$(243.2)
Add realized mark-to-market gains that were previously recognized	$176.9	$189.9

Recurring segment profit after mark-to-market adjustments	$937.4	$748.0

     For the first half of 2006, Williams’ businesses reported consolidated segment profit of $705.2 million, a decrease of 8 percent compared with $766.1 million for the first half of 2005. Results in the first half of 2005 benefited from $243.2 million of forward unrealized mark-to-market gains in Power, compared with only $4.4 million in the first half of 2006. The 2006 period also includes the $68 million Gulf Liquids litigation accrual.
     On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams had recurring consolidated segment profit of $937.4 million for the first half of 2006, compared with $748.0 million for the first half of 2005 — an increase of 25 percent.
     The improvement in 2006 on an adjusted basis is primarily the result of significantly higher results in Midstream, Power and Exploration & Production.
Exploration & Production: Segment Profit and Volumes Up 20 Percent
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and natural gas operations in South America.
     This business reported second-quarter 2006 segment profit of $119.8 million, comparable to segment profit of $118.3 million a year ago. The price for production sold was relatively flat from quarter-to-quarter, including the effect of legacy hedge positions. During the second quarter of 2006, Williams realized net domestic average prices of $4.18 per thousand cubic feet equivalent (Mcfe), compared with $4.16 a year ago.
     The benefit of higher production volumes in the second quarter of 2006 was offset by increased lease operating expenses, including $9 million of prior-period expenses and higher work-over expenses; higher depreciation, depletion and amortization; and higher general and administrative expenses.
     For the first six months of 2006, Exploration & Production reported segment profit of $267.4 million, an increase of 20 percent compared with $222.0 million for the first half of 2005.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 5 of 12

     The improvement in the first half of 2006 primarily reflects increased production volumes; higher net realized average prices for production sold in the first quarter; and an $11 million increase in unrealized gains from hedge ineffectiveness and forward mark-to-market gains on certain basis swaps not designated as hedges.
     These increases were partially offset by the same factors previously noted for the second quarter, as well as the absence of an $8 million gain in 2005 on the sale of certain assets.
     Average daily production from domestic and international interests was approximately 786 million cubic feet of gas equivalent (MMcfe) in second-quarter 2006, compared with 652 MMcfe in the first half of 2005 — an increase of 20 percent.
     Second-quarter 2006 average daily production in the Piceance Basin was 413 MMcfe — up 34 percent compared with second-quarter 2005 production of 309 MMcfe. Production in the Powder River Basin increased, too — up 23 percent to 137 MMcfe, compared with 111 MMcfe a year ago.
     Williams now has 23 rigs operating in the Piceance Basin of western Colorado — 10 more than it had at this time a year ago. The rig count includes six new-generation drilling rigs that are purpose-built for conditions in the tight-sands development. So far, Williams has seen an improvement in drilling efficiency of approximately 25 percent with the new rigs. Four more are scheduled for delivery this year.
     Williams now plans to invest $1.15 billion to $1.25 billion in Exploration & Production in 2006 — an increase of $200 million from its previous plan. These investments primarily focus on increasing the pace of developing the company’s natural gas reserves.
     Williams also has increased its expectation for segment profit from Exploration & Production in 2006. The company now expects $550 million to $650 million in segment profit, an increase of $25 million from guidance provided in May this year. The increase is the result of anticipated increases in production volumes.
Midstream Gas & Liquids: 2Q Recurring Segment Profit Rises 82 Percent
     Midstream provides gathering and processing services for oil and gas producers, along with natural gas liquids (NGL) services and olefins production.
     This business reported segment profit of $130.7 million in the second quarter, up 20 percent compared with $109.1 million a year ago.
     Excluding a nonrecurring charge of $68 million related to the Gulf Liquids litigation accrual, Midstream posted $198.7 million of recurring segment profit — an increase of 82 percent compared with a year ago.
     The dramatic increase in Midstream’s results is primarily because of historic highs for NGL sales margins. This is the eighth consecutive quarter that NGL sales margins have remained above the company’s five-year average, reflecting sustained strength in high crude oil prices that support strong NGL prices. Williams markets natural gas liquids via equity volumes the company retains as payment-in-kind under certain processing contracts.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 6 of 12

     In addition, Williams experienced high growth in production handling volumes and revenues in the deepwater Gulf of Mexico, and higher fee-based gathering and processing revenues.
     In second-quarter 2006, Midstream sold 361.3 million gallons of NGL equity volumes — about 7 percent higher than equity sales of 338.3 million gallons in second-quarter 2005.
     For the first six months of 2006, Midstream reported segment profit of $282.2 million, an increase of 19 percent compared with $237.7 million for the first half of 2005.
     The improvement in 2006 primarily reflects a $79 million increase in natural gas liquids sales margins; significantly higher production handling volumes and revenues in the deepwater Gulf of Mexico; and higher fee-based gathering and processing revenues. These increases were partially offset in the first half by the Gulf Liquids litigation accrual and higher costs from maintenance expenses.
     Year-to-date through June 30, Midstream sold 695.0 million gallons of domestic NGL equity volumes, a decrease of 6 percent compared with equity sales of 737.0 million gallons in the first half of 2005. Lower volumes of equity sales in the first half of 2006 were primarily the result of an increase in volumes subject to fee-based processing contracts in the first quarter.
     The Cameron Meadows natural gas plant in Louisiana’s Cameron Parish has been processing approximately 250-270 million cubic feet per day (MMcf/d) since returning to partial service in February. The facility is scheduled to return to its full design capacity of 500 MMcf/d by the end of August. The plant was damaged by Hurricane Rita last September.
     In May, Williams reached an agreement with a third-party to develop the Overland Pass pipeline. Williams initiated the 750-mile project last year to provide an additional outlet for natural gas liquids produced at the company’s Wyoming processing plants. The third-party has reimbursed Williams’ development costs and will construct the pipeline. Williams retained a 1 percent ownership interest and has the option to increase its ownership to 50 percent. Start-up is planned for early 2008.
     During the second quarter, Williams also completed a transaction that involved the drop-down of a 25.1 percent interest in Williams Four Corners LLC gathering and processing assets to Williams Partners L.P. (NYSE:WPZ) for $360 million. The partnership financed the transaction with $150 million in private debt and an equity offering that produced approximately $225 million in net proceeds.
     Williams today said its goal is to complete similar transactions during the next six months — ranging in value from $1 billion to $1.5 billion — involving its gathering and processing assets with Williams Partners L.P. Williams has a portfolio of qualifying assets that support annual drop-downs of $1 billion to $2 billion through 2008.
     The terms, including price, of any transactions between the company and the partnership are subject to approval by the boards of directors of each Williams and the general partner of Williams Partners. The terms also will be subject to approval by the conflicts committee of the board of directors of the general partner of Williams Partners.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 7 of 12

     Williams is raising its guidance again for segment profit it expects from Midstream in 2006 based on its outlook for strong NGL prices. The company now expects $550 million to $675 million in segment profit for this business. The company’s prior guidance in May was $500 million to $600 million in segment profit for Midstream.
Gas Pipeline: Northwest Files Rate Case, Transco to Follow
     Gas Pipeline primarily delivers natural gas to markets along the Eastern Seaboard, in the Northwest, and in Florida. This business reported second-quarter 2006 segment profit of $122.7 million, down 25 percent compared with $164.5 million a year ago.
     The second quarter of 2005 benefited from $21.7 million in prior-period adjustments, including a $17.1 million reduction to pension expense. Results in the second-quarter of 2006 benefited from $2.8 million in higher equity earnings, which were more than offset by higher operating and maintenance costs and higher selling, general and administrative costs.
     For the first six months of 2006, Gas Pipeline reported segment profit of $257.4 million, down 22 percent compared with $331.9 million for the first half of 2005.
     The reduction in results for the first half of 2006 is attributable to higher operating and maintenance costs and higher selling, general and administrative costs, including the absence of $34.8 million in prior-period adjustments recorded in the first half of 2005.
     Transco and Northwest Pipeline are proceeding with new rate case filings at the Federal Energy Regulatory Commission to reflect, among other things, current levels of operating costs and rate base. Northwest Pipeline filed its rate case on June 30 and Transco expects to file its rate case by Aug. 31. The new rates for both pipelines are expected to be effective, subject to refund, in first-quarter 2007.
     Separately, FERC has approved Transco’s application for an expansion project to add 100,000 dekatherms of firm capacity between Leidy, Pa., and Long Island, N.Y. Construction on the $121 million project is slated to begin in January 2007, with a projected in-service date of November 2007.
     Williams also owns a 50-percent interest in the Gulfstream Natural Gas System, L.L.C., joint venture. In May, Gulfstream reached a new customer agreement that will require the first expansion to the original mainline capacity of nearly 1.1 billion cubic feet. Gulfstream expects to begin construction of the 17-mile, 155,000-dekatherm Phase IV expansion in January 2008.
     Williams continues to expect $475 million to $520 million in segment profit from Gas Pipeline in 2006.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 8 of 12

Power: Solid Performance as Expected
     Power manages a portfolio of more than 7,000 megawatts and provides services that support Williams’ natural gas businesses.
2Q Power Recurring Segment Profit (Loss) Adjusted for Mark-to-Market Effect

	2Q '06	2Q '05
	(millions)	(millions)
Segment loss	$(79.6)	$(75.0)
Nonrecurring adjustments	$0.0	$13.1

Recurring segment loss	$(79.6)	$(61.9)
Mark-to-market adjustments — net	$138.4	$54.8

Recurring segment profit (loss) after mark-to-market adjustments	$58.8	$(7.1)

     Power reported a second-quarter 2006 segment loss of $79.6 million, comparable to a segment loss of $75.0 million for second-quarter 2005. Results include the effect of forward noncash unrealized mark-to-market gains and losses.
     The slight decrease is primarily the result of lower noncash unrealized mark-to-market gains, partially offset by the absence of a $13.1 million litigation accrual in 2005 and higher accrual earnings in 2006.
     On a basis adjusted for the effect of mark-to-market accounting, Power reported recurring segment profit of $58.8 million in second-quarter 2006, compared with a recurring segment loss of $7.1 million in 2005.
     The improvement in second-quarter 2006 recurring segment profit adjusted to remove the effect of mark-to-accounting reflects improved results from the power and gas portfolios and lower miscellaneous expenses. The gas portfolio results include a benefit from monetizing certain forward basis positions, partially offset by realized losses on the natural gas storage portfolio that are expected to be recovered in 2007 when the inventory is sold.
YTD Power Recurring Segment Profit (Loss) Adjusted for Mark-to-Market Effect

	YTD '06	YTD '05
	(millions)	(millions)
Segment profit (loss)	$(102.1)	$39.1
Nonrecurring adjustments	$0.0	$24.5

Recurring segment profit (loss)	$(102.1)	$63.6
Mark-to-market adjustments — net	$172.5	$(53.3)

Recurring segment profit after mark-to-market adjustments	$70.4	$10.3

     For the first six months of 2006, Power reported a segment loss of $102.1 million compared with segment profit of $39.1 million for the first half of 2005. That change is primarily the result of lower forward unrealized mark-to-market earnings this year, partially offset by higher realized accrual portfolio results.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 9 of 12

     The 2006 period includes forward unrealized mark-to-market gains of $4.4 million, compared with forward unrealized mark-to-market gains of $243.2 million in the first half of 2005. In first-quarter 2005, there were a significant number of contracts that had not yet been designated as FAS133 hedges, which incurred significant mark-to-market gains. The year-over-year variance resulted from fewer nondesignated contracts subject to mark-to-market accounting in 2006.
     For the first six months of 2006, Power reported a recurring segment profit on a basis to remove the effect of mark-to-market accounting of $70.4 million, compared with $10.3 million for the first half of 2005. The increase in the first half of 2006 is primarily because of the improved power and gas portfolio results previously mentioned, as well as lower expenses from the positive effect of a $23.7 million gain on the sale of certain third-party receivables in the first quarter.
     For 2006, Williams now expects a $150 million to $200 million segment loss from Power, which includes year-to-date unrealized mark-to-market earnings on derivative contracts but assumes no future change in fair value on these contracts. Williams previously expected a $105 million to $205 million loss in Power.
     Williams expects Power to generate 2006 recurring segment profit of $75 million to $125 million after removing the effect of mark-to-market accounting. The company’s prior guidance from May for this measure was $50 million to $150 million.
Cash and Debt
     At the close of business on June 30, 2006, Williams maintained total liquidity consisting of approximately $1.7 billion in unused and available revolving credit facilities; $980 million in unrestricted cash and cash equivalents; and approximately $400 million in other liquid investments. The unrestricted cash and cash equivalents includes $478 million in subsidiary cash, international cash and customer margin deposits.
     During the second quarter, Williams retired $489 million of secured debt. The company has now retired or replaced all of its secured debt, with the exception of non-recourse project debt at its Venezuelan operations.
     At June 30, Williams’ total outstanding debt was approximately $7.5 billion. Overall, the company has reduced its debt during the first half of 2006 by approximately $250 million on a net basis.
     As Williams continues to support its planned capital investments during 2006, the company expects to conclude the year at a debt level that is comparable to or slightly greater than year-end 2005.
     For the first half of 2006, net cash provided by operating activities was $673.3 million, compared with $793.3 million for the first half of 2005. Net cash this year is primarily being reinvested in capital expenditures. Williams made approximately $1 billion in capital expenditures in the first half this year.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 10 of 12

Today’s Analyst Call
     Williams’ management will discuss the company’s second-quarter 2006 financial results and outlook during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today. Participants are encouraged to access the presentation and corresponding slides via www.williams.com.
     A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.
     Replays of the second-quarter webcast will be available for two weeks at www.williams.com.
Form 10-Q
     The company is filing its Form 10-Q this week with the Securities and Exchange Commission. The document will be available on both the SEC and Williams websites.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 11 of 12

time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain that those for possible reserves. Reference to “total resource portfolio” include proved, probable and possible reserves as well as new opportunities potential.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2006, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.
Williams — 2nd Quarter Results — Aug. 3, 2006 — Page 12 of 12

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
June 30, 2006

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings (Loss)
(UNAUDITED)

	2005					2006
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income (loss) from continuing operations available to common stockholders	$202.2	$40.7	$5.7	$68.8	$317.4	$131.1	($63.9)	$67.2

Income (loss) from continuing operations — diluted earnings (loss) per common share	$0.34	$0.07	$0.01	$0.11	$0.53	$0.22	($0.11)	$0.11

Nonrecurring items:

Exploration & Production
Gain on sale of E&P properties	(7.9)	—	(21.7)	—	(29.6)	—	—	—
Loss provision related to an ownership dispute	0.3	—	—	—	0.3	—	—	—

Total Exploration & Production nonrecurring items	(7.6)	—	(21.7)	—	(29.3)	—	—	—

Gas Pipeline
Prior period liability corrections — TGPL	(13.1)	(4.6)	—	—	(17.7)	—	—	—
Prior period pension adjustment — TGPL	—	(17.1)	—	—	(17.1)	—	—	—
Income from favorable ruling on FERC appeal (1999 Fuel Tracker)	—	—	(14.2)	—	(14.2)	—	—	—
Prior period inventory corrections — TGPL	—	—	—	27.5	27.5	—	—	—
Accrual of contingent refund obligation — TGPL	—	—	—	9.8	9.8	—	—	—
Reversal of litigation contigency due to favorable ruling — TGPL	—	—	—	—	—	(2.0)	—	(2.0)

Total Gas Pipeline nonrecurring items	(13.1)	(21.7)	(14.2)	37.3	(11.7)	(2.0)	—	(2.0)

Midstream Gas & Liquids
Accrual for Gulf Liquids litigation contingency	—	—	—	—	—	—	68.0	68.0
Settlement of an international contract dispute	—	—	—	—	—	(6.3)	—	(6.3)

Total Midstream Gas & Liquids nonrecurring items	—	—	—	—	—	(6.3)	68.0	61.7

Power
Accrual for a regulatory settlement (1)	4.6	—	—	—	4.6	—	—	—
Accrual for litigation contingencies (1)	—	13.1	0.4	68.7	82.2	—	—	—
Impairment of Aux Sable	—	—	—	23.0	23.0	—	—	—
Prior period correction	6.8	—	—	—	6.8	—	—	—

Total Power nonrecurring items	11.4	13.1	0.4	91.7	116.6	—	—	—

Other
Impairment of Longhorn	—	49.1	—	38.1	87.2	—	—	—
Write-off of capitalized project development costs	—	4.0	—	—	4.0	—	—	—
Gain on sale of real property	—	—	—	(9.0)	(9.0)	—	—	—

Total Other nonrecurring items	—	53.1	—	29.1	82.2	—	—	—

Nonrecurring items included in segment profit (loss)	(9.3)	44.5	(35.5)	158.1	157.8	(8.3)	68.0	59.7

Nonrecurring items below segment profit (loss)
Gain on sale of remaining interests in Seminole Pipeline and MAPL (Investing income / loss — Midstream)	—	(8.6)	—	—	(8.6)	—	—	—
Loss provision related to an ownership dispute — interest component (Interest accrued — Exploration & Production)	2.7	—	—	—	2.7	—	—	—
Directors and officers insurance policy adjustment (General corporate expenses — Corporate)	—	—	13.8	—	13.8	—	—	—
Loss provision related to ERISA litigation settlement (Other income (expense) — net — Corporate)	—	—	5.0	—	5.0	—	—	—
Securities litigation settlement and related costs (1)	—	—	—	9.4	9.4	1.2	160.7	161.9
Reversal of interest accrual related to reversal of litigation contingency noted above (Interest accrued — Gas Pipeline — TGPL)	—	—	—	—	—	(5.0)	—	(5.0)
Early debt retirement costs (Corporate and Exploration & Production)	—	—	—	—	—	27.0 (1)	4.4	31.4
Gain on sale of Algar/Triangulo shares (Investing income / loss — Other)	—	—	—	—	—	(6.7)	—	(6.7)
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	—	—	—	—	—	—	20.0	20.0

	2.7	(8.6)	18.8	9.4	22.3	16.5	185.1	201.6

Total nonrecurring items	(6.6)	35.9	(16.7)	167.5	180.1	8.2	253.1	261.3
Tax effect for above items (1)	(2.8)	10.7	(6.4)	48.0	49.5	3.4	76.6	80.0
Adjustment for nonrecurring excess deferred tax benefit	—	—	—	(20.2)	(20.2)	—	—	—

Recurring income (loss) from continuing operations available to common stockholders	$198.4	$65.9	($4.6)	$168.1	$427.8	$135.9	$112.6	$248.5

Recurring diluted earnings (loss) per common share	$0.33	$0.11	($0.01)	$0.28	$0.72	$0.23	$0.19	$0.42

Weighted-average shares — diluted (thousands)	599,422	578,902	580,735	609,106	605,847	607,073	595,561	598,634
(1) No tax effect on $.6 million of the accrual for a regulatory settlement in 1st quarter 2005 and $8 million and $42 million of the accrual for litigation contingencies in 2nd quarter 2005 and 4th quarter 2005, respectively. The tax rate applied to Midstream’s international contract dispute settlement in 1st quarter 2006 is 34%. The tax rate applied to nonrecurring items for 2nd quarter 2006 has been adjusted for the effect of nondeductible expenses associated with securities litigation settlement and related costs and early debt retirement costs related to our convertible debt.
Note: The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations
(UNAUDITED)

	2005					2006
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$2,954.0	$2,871.2	$3,082.3	$3,676.1	$12,583.6	$3,027.5	$2,715.1	$5,742.6

Segment costs and expenses:
Costs and operating expenses	2,390.3	2,491.6	2,826.2	3,162.9	10,871.0	2,588.7	2,273.8	4,862.5
Selling, general and administrative expenses	73.5	62.7	90.6	98.6	325.4	71.0	109.3	180.3
Other (income) expense — net	(1.8)	21.9	(21.4)	62.5	61.2	(22.3)	61.7	39.4

Total segment costs and expenses	2,462.0	2,576.2	2,895.4	3,324.0	11,257.6	2,637.4	2,444.8	5,082.2

Equity earnings	17.7	9.8	17.6	20.5	65.6	22.2	23.1	45.3
Loss from investments	—	(48.4)	—	(60.7)	(109.1)	—	(0.5)	(0.5)

Total segment profit	509.7	256.4	204.5	311.9	1,282.5	412.3	292.9	705.2

Reclass equity earnings	(17.7)	(9.8)	(17.6)	(20.5)	(65.6)	(22.2)	(23.1)	(45.3)
Reclass loss from investments	—	48.4	—	60.7	109.1	—	0.5	0.5
General corporate expenses	(28.0)	(35.5)	(42.8)	(48.6)	(154.9)	(30.6)	(33.7)	(64.3)
Securities litigation settlement and related fees	—	—	—	—	—	(1.2)	(160.7)	(161.9)

Operating income	464.0	259.5	144.1	303.5	1,171.1	358.3	75.9	434.2

Interest accrued	(164.7)	(164.6)	(166.0)	(176.4)	(671.7)	(162.8)	(181.5)	(344.3)
Interest capitalized	1.1	1.4	1.8	2.9	7.2	3.0	4.0	7.0
Investing income (loss)	31.0	(17.2)	31.1	(21.2)	23.7	46.9	43.3	90.2
Early debt retirement costs	—	—	—	(0.4)	(0.4)	(27.0)	(4.4)	(31.4)
Minority interest in income of consolidated subsidiaries	(5.2)	(4.8)	(6.8)	(8.9)	(25.7)	(7.1)	(8.3)	(15.4)
Other income (expense) — net	5.5	8.1	(1.1)	14.6	27.1	8.1	8.0	16.1

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	331.7	82.4	3.1	114.1	531.3	219.4	(63.0)	156.4

Provision (benefit) for income taxes	129.5	41.7	(2.6)	45.3	213.9	88.3	0.9	89.2

Income (loss) from continuing operations	202.2	40.7	5.7	68.8	317.4	131.1	(63.9)	67.2

Income (loss) from discontinued operations	(1.1)	0.6	(1.3)	(0.3)	(2.1)	0.8	(12.1)	(11.3)

Income before cumulative effect of change in accounting principle	201.1	41.3	4.4	68.5	315.3	131.9	(76.0)	55.9
Cumulative effect of change in accounting principle	—	—	—	(1.7)	(1.7)	—	—	—

Net income (loss)	$201.1	$41.3	$4.4	$66.8	$313.6	$131.9	$(76.0)	$55.9

Diluted earnings per common share:

Income (loss) from continuing operations	$0.34	$0.07	$0.01	$0.11	$0.53	$0.22	$(0.11)	$0.11

Income (loss) from discontinued operations	—	—	—	—	—	—	(0.02)	(0.02)

Income before cumulative effect of change in accounting principle	0.34	0.07	0.01	0.11	0.53	0.22	(0.13)	0.09

Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—

Net income (loss)	$0.34	$0.07	$0.01	$0.11	$0.53	$0.22	$(0.13)	$0.09

Weighted-average number of shares used in computation (thousands)	599,422	578,902	580,735	609,106	605,847	607,073	595,561	598,634

Common shares outstanding at end of period (thousands)	570,501	571,502	572,922	573,592	573,592	595,007	595,562	595,562

Market price per common share (end of period)	$18.81	$19.00	$25.05	$23.17	$23.17	$21.39	$23.36	$23.36

Common dividends per share	$0.05	$0.05	$0.075	$0.075	$0.25	$0.075	$0.09	$0.165

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding. Certain amounts have been reclassified to conform to current classifications.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Segment profit (loss):

Exploration & Production	$103.7	$118.3	$158.8	$206.4	$587.2	$147.6	$119.8	$267.4
Gas Pipeline	167.4	164.5	161.1	92.8	585.8	134.7	122.7	257.4
Midstream Gas & Liquids	128.6	109.1	121.1	112.4	471.2	151.5	130.7	282.2
Power	114.1	(75.0)	(226.4)	(69.4)	(256.7)	(22.5)	(79.6)	(102.1)
Other	(4.1)	(60.5)	(10.1)	(30.3)	(105.0)	1.0	(0.7)	0.3

Total segment profit	$509.7	$256.4	$204.5	$311.9	$1,282.5	$412.3	$292.9	$705.2

Nonrecurring adjustments:

Exploration & Production	$(7.6)	$—	$(21.7)	$—	$(29.3)	$—	$—	$—
Gas Pipeline	(13.1)	(21.7)	(14.2)	37.3	(11.7)	(2.0)	—	(2.0)
Midstream Gas & Liquids	—	—	—	—	—	(6.3)	68.0	61.7
Power	11.4	13.1	0.4	91.7	116.6	—	—	—
Other	—	53.1	—	29.1	82.2	—	—	—

Total segment nonrecurring adjustments	$(9.3)	$44.5	$(35.5)	$158.1	$157.8	$(8.3)	$68.0	$59.7

Recurring segment profit (loss):

Exploration & Production	96.1	118.3	137.1	206.4	557.9	147.6	119.8	267.4
Gas Pipeline	154.3	142.8	146.9	130.1	574.1	132.7	122.7	255.4
Midstream Gas & Liquids	128.6	109.1	121.1	112.4	471.2	145.2	198.7	343.9
Power	125.5	(61.9)	(226.0)	22.3	(140.1)	(22.5)	(79.6)	(102.1)
Other	(4.1)	(7.4)	(10.1)	(1.2)	(22.8)	1.0	(0.7)	0.3

Total recurring segment profit	$500.4	$300.9	$169.0	$470.0	$1,440.3	$404.0	$360.9	$764.9

Note:	Segment profit (loss) includes equity earnings (loss) and certain income (loss) from investments reported in Investing income (loss) in the Consolidated Statement of Operations. Equity earnings (loss) results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Exploration & Production
(UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Production	$210.2	$234.8	$283.0	$344.4	$1,072.4	$286.8	$287.9	$574.7
Gas management	28.2	32.6	32.1	52.0	144.9	41.2	28.3	69.5
Net nonqualified hedge derivative income (loss)	(0.1)	0.6	(15.9)	9.8	(5.6)	12.8	(1.6)	11.2
International	10.8	11.6	16.3	14.7	53.4	16.0	15.1	31.1
Other	(0.1)	1.9	2.9	(0.7)	4.0	(0.8)	12.6	11.8

Total revenues	249.0	281.5	318.4	420.2	1,269.1	356.0	342.3	698.3

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	58.5	59.5	66.4	69.6	254.0	73.1	84.5	157.6
Lease and other operating expenses *	23.8	23.9	28.5	29.0	105.2	30.1	43.8	73.9
Operating taxes	21.1	23.9	26.7	29.4	101.1	31.8	28.1	59.9
Exploration expenses *	0.9	1.1	1.5	4.1	7.6	4.4	2.4	6.8
Gathering expense	5.6	6.0	5.0	8.1	24.7	6.4	7.5	13.9
Selling, general and administrative expenses (including International)	17.0	17.7	20.3	24.6	79.6	21.5	28.2	49.7
Gas management expenses	28.2	32.6	32.1	52.0	144.9	41.2	28.3	69.5
International (excluding DD&A and SG&A)	3.3	3.3	4.7	3.6	14.9	5.5	4.9	10.4
Other (income) expense — net	(9.6)	(1.2)	(19.8)	(0.7)	(31.3)	(0.6)	0.7	0.1

Total segment costs and expenses	148.8	166.8	165.4	219.7	700.7	213.4	228.4	441.8

Equity earnings — International	3.5	3.6	5.8	5.9	18.8	5.0	5.9	10.9

Reported segment profit	103.7	118.3	158.8	206.4	587.2	147.6	119.8	267.4

Nonrecurring adjustments	(7.6)	—	(21.7)	—	(29.3)	—	—	—

Recurring segment profit, pre-tax	$96.1	$118.3	$137.1	$206.4	$557.9	$147.6	$119.8	$267.4

* Amounts have been reclassified to the current classifications.

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	51.1	55.0	57.9	59.5	223.5	59.5	67.1	126.6
Net domestic volumes per day (MMcfe/d)	568	604	629	646	612	661	738	700
Net domestic realized price ($/Mcfe) (1)	$4.001	$4.164	$4.801	$5.655	$4.688	$4.712	$4.177	$4.428
Production taxes per Mcfe	$0.413	$0.435	$0.462	$0.493	$0.452	$0.534	$0.420	$0.473
Lease and other operating expense per Mcfe	$0.466	$0.436	$0.492	$0.486	$0.471	$0.505	$0.653	$0.584
(1) Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.3	5.5	6.1	6.0	22.9	6.0	5.6	11.6
Volumes per day (MMcfe/d)	59	61	67	65	63	67	61	64

Volumes net to Williams (after minority interest) (Bcfe)	4.1	4.3	4.8	4.8	18.0	4.7	4.4	9.1
Volumes net to Williams per day (MMcfe/d)	46	48	53	51	49	53	48	50

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	55.3	59.3	62.7	64.2	241.5	64.2	71.5	135.7
Volumes net to Williams per day (MMcfe/d)	614	652	682	697	662	714	786	750

Gas Pipeline
(UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Northwest Pipeline	$80.3	$78.9	$79.6	$82.7	$321.5	$79.6	$80.0	$159.6
Transcontinental Gas Pipe Line	254.9	278.1	266.0	292.0	1,091.0	254.3	257.2	511.5
Other	0.1	—	0.2	—	0.3	0.1	0.1	0.2

Total revenues	335.3	357.0	345.8	374.7	1,412.8	334.0	337.3	671.3

Segment costs and expenses:
Costs and operating expenses	160.4	193.3	177.6	250.7	782.0	177.2	192.8	370.0
Selling, general and administrative expenses	18.6	6.8	23.6	35.1	84.1	31.0	35.4	66.4
Other (income) expense — net	0.3	0.3	0.5	3.4	4.5	(1.4)	(3.4)	(4.8)

Total segment costs and expenses	179.3	200.4	201.7	289.2	870.6	206.8	224.8	431.6

Equity earnings	11.4	7.9	17.0	7.3	43.6	7.5	10.7	18.2
Income (loss) from investments	—	—	—	—	—	—	(0.5)	(0.5)

Reported segment profit:
Northwest Pipeline	39.7	36.5	39.1	37.2	152.5	33.3	32.8	66.1
Transcontinental Gas Pipe Line	117.9	121.8	107.0	50.1	396.8	95.8	81.3	177.1
Other	9.8	6.2	15.0	5.5	36.5	5.6	8.6	14.2

Total reported segment profit	167.4	164.5	161.1	92.8	585.8	134.7	122.7	257.4

Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—	—	—
Transcontinental Gas Pipe Line	(13.1)	(21.7)	(14.2)	37.3	(11.7)	(2.0)	—	(2.0)
Other	—	—	—	—	—	—	—	—

Total nonrecurring adjustments	(13.1)	(21.7)	(14.2)	37.3	(11.7)	(2.0)	—	(2.0)

Recurring segment profit:
Northwest Pipeline	39.7	36.5	39.1	37.2	152.5	33.3	32.8	66.1
Transcontinental Gas Pipe Line	104.8	100.1	92.8	87.4	385.1	93.8	81.3	175.1
Other	9.8	6.2	15.0	5.5	36.5	5.6	8.6	14.2

Total recurring segment profit, pre-tax	$154.3	$142.8	$146.9	$130.1	$574.1	$132.7	$122.7	$255.4

Operating statistics

Northwest Pipeline
Throughput (TBtu)	181.2	146.2	152.9	192.6	672.9	179.7	142.7	322.4
Average daily transportation volumes (TBtu)	2.0	1.6	1.7	2.1	1.9	2.0	1.6	1.8
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	537.7	427.9	453.6	466.6	1,885.8	502.8	427.0	929.8
Average daily transportation volumes (TBtu)	6.0	4.7	4.9	5.1	5.2	5.6	4.6	5.1
Average daily firm reserved capacity (TBtu)	6.9	6.5	6.4	6.8	6.7	7.0	6.4	6.7

Midstream Gas & Liquids (UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Gathering	$70.6	$74.2	$74.0	$75.8	$294.6	$76.8	$79.0	$155.8
Processing	23.5	24.3	25.5	22.9	96.2	24.9	27.4	52.3
Venezuela fee revenue	36.5	37.8	40.4	38.8	153.5	38.9	38.0	76.9
NGL sales from gas processing	285.1	247.0	244.2	259.0	1,035.3	263.7	292.6	556.3
Production handling and transportation	18.6	20.4	14.7	20.6	74.3	37.2	33.2	70.4
Olefins sales (Incl Gulf and Canada)	146.6	114.2	121.4	185.3	567.5	148.9	131.4	280.3
Trading/marketing sales	588.0	574.4	522.0	578.1	2,262.5	709.0	806.1	1,515.1
Other revenues	23.7	33.2	31.7	39.1	127.7	34.4	30.7	65.1

	1,192.6	1,125.5	1,073.9	1,219.6	4,611.6	1,333.8	1,438.4	2,772.2

Intrasegment eliminations	(385.6)	(345.4)	(319.2)	(328.7)	(1,378.9)	(354.4)	(394.9)	(749.3)

Total revenues	807.0	780.1	754.7	890.9	3,232.7	979.4	1,043.5	2,022.9
Segment costs and expenses:
NGL cost of goods sold	225.1	202.4	189.6	218.3	835.4	199.9	172.7	372.6
Olefins cost of goods sold	118.7	104.0	102.2	163.5	488.4	132.8	108.1	240.9
Trading/marketing cost of goods sold	584.0	574.7	510.1	575.8	2,244.6	716.7	799.1	1,515.8
Venezuela operating costs	16.1	16.0	17.4	17.6	67.1	16.8	18.1	34.9
Operating costs	101.6	101.5	112.8	113.9	429.8	120.6	120.7	241.3
Other
Selling, general and administrative expenses	22.9	21.0	23.1	29.3	96.3	23.3	25.2	48.5
Other (income) expense — net	2.6	1.7	0.8	(1.7)	3.4	(17.9)	70.0	52.1
Intrasegment eliminations	(385.5)	(345.5)	(319.2)	(328.7)	(1,378.9)	(354.4)	(394.9)	(749.3)

Total segment costs and expenses	685.5	675.8	636.8	788.0	2,786.1	837.8	919.0	1,756.8
Equity earnings	7.1	4.1	3.2	9.2	23.6	9.9	6.2	16.1
Income from investments	—	0.7	—	0.3	1.0	—		—

Reported segment profit	128.6	109.1	121.1	112.4	471.2	151.5	130.7	282.2
Nonrecurring adjustments	—	—	—	—	—	(6.3)	68.0	61.7

Recurring segment profit, pre-tax	$128.6	$109.1	$121.1	$112.4	$471.2	$145.2	$198.7	$343.9

Operating statistics

Gathering volumes (TBtu)	315.5	323.6	310.3	303.9	1,253.3	296.9	300.1	597.0
Gathering margins ($/MMBtu)	$0.2237	$0.2292	$0.2386	$0.2496	$0.2351	$0.2590	$0.2634	$0.2610

Processing volumes (TBtu)	181.0	184.5	190.3	165.6	721.4	191.8	204.8	396.6
Processing rate ($/MMBtu)	$0.1299	$0.1316	$0.1342	$0.1381	$0.1334	$0.1298	$0.1340	$0.1320

NGL equity sales (million gallons)	398.7	338.3	276.4	255.8	1,269.2	333.7	361.3	695.0
NGL margin ($/gallon)	$0.1503	$0.1318	$0.1976	$0.1565	$0.1569	$0.1900	$0.3319	$0.2644

Olefins sales (Ethylene & Propylene) (million lbs)	266.5	265.6	258.1	275.9	1,066.1	259.2	196.8	456.0

Power
(UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Natural gas & power	$2,066.3	$1,998.6	$2,244.3	$2,787.0	$9,096.2	$2,053.3	$1,606.6	$3,659.9
Crude & refined products	(1.1)	(0.2)	(1.6)	0.1	(2.8)	—	—	—
Other	(0.3)	1.0	0.2	(0.4)	0.5	(0.1)	0.4	0.3

Total revenues	2,064.9	1,999.4	2,242.9	2,786.7	$9,093.9	2,053.2	1,607.0	$3,660.2

Segment costs and expenses:
Costs and operating expenses	1,930.3	2,041.1	2,450.9	2,750.2	9,172.5	2,082.1	1,671.4	3,753.5
Selling, general and administrative expenses	16.0	16.9	21.1	10.5	64.5	(4.5)	18.9	14.4
Other (income) expense — net	5.6	17.3	(1.7)	95.5	116.7	(2.1)	(3.4)	(5.5)

Total segment costs and expenses	1,951.9	2,075.3	2,470.3	2,856.2	9,353.7	2,075.5	1,686.9	3,762.4

Equity Earnings	1.1	0.9	1.0	0.1	3.1	(0.2)	0.3	0.1

Reported segment profit (loss)	114.1	(75.0)	(226.4)	(69.4)	(256.7)	(22.5)	(79.6)	(102.1)

Nonrecurring adjustments	11.4	13.1	0.4	91.7	116.6	—	—	—

Recurring segment profit (loss), pre-tax	$125.5	$(61.9)	$(226.0)	$22.3	$(140.1)	$(22.5)	$(79.6)	$(102.1)

Operating statistics

Volumes
Natural gas (Bcfd)
Sales to third parties	1.7	1.8	1.7	1.7	1.7	1.7	1.5	1.6
Sales to other segments	0.6	0.4	0.3	0.3	0.4	0.4	0.4	0.4
For use in tolling agreements and by owned generation	0.2	0.2	0.3	0.1	0.2	0.1	0.2	0.2

Total managed	2.5	2.4	2.3	2.1	2.3	2.2	2.1	2.2
Crude & refined products (MBPD)	—	—	—	—	—	—	—	—
Power (GWh)	14,832	15,906	21,690	14,559	66,987	11,505	12,949	24,454
Additional statistics
Value at risk

Quarter ended 6/30/2006
One day VaR - 95% confidence level	(in Millions)
Trading	$3.1MM
Non-Trading	$24.9MM
Aggregate Earnings VaR	$5.6MM

Quarter ended 3/31/2006
One day VaR - 95% confidence level	(in Millions)
Trading	$3.8MM
Non-Trading	$6.0MM
Aggregate Earnings VaR	$9.2MM

Net Credit Exposure (in Millions)	Investment
	Grade	Total
Gas and electric utilities	$96.6	$96.9
Energy marketers and traders	238.9	557.2
Financial institutions	31.2	31.2
Other	25.3	25.3

	$392.0	$710.6

Credit Reserves		(22.8)

Net Credit Exposure from Derivative Contracts		$687.8

Fair Value Of Mark-to-Market Derivatives (in Millions)
Period the value of mark-to-market derivatives is expected to be realized:

1-12 months	$18.7
13-36 months	(0.3)
37-60 months	(0.4)
61-120 months	(0.6)
121+ months	0.1

Total Fair Value	17.5

Non-Trading MTM Derivatives and SFAS 133 Hedges	291.8
Non-Power Business Unit Hedges	1.9

Total Net Derivative Assets and Liabilities	$311.2

Power Portfolio	Quarter Ended
(Megawatts)	6/30/06	6/30/05

Owned	207	207
Contracted	8,190	9,012

Total	8,397	9,219

Credit Support (in Millions)

As of June 30, 2006
Prepays	$11

Margins	$0

Adequate Assurance	$18

Capital Expenditures and Investments
(UNAUDITED)

	2005						2006
(Dollars in millions)	1st Qtr		2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Capital expenditures:
Exploration & Production	$158.6		$182.8	$211.1	$230.8	$783.3	$310.3	$283.9	$594.2

Gas Pipeline:
Northwest Pipeline	12.0		29.6	43.2	52.2	137.0	40.3	96.0	136.3
Transcontinental Gas Pipe Line	35.7		55.0	80.7	83.1	254.5	46.4	106.7	153.1
Other	—		—	—	2.2	2.2	—	—	—

Total	47.7		84.6	123.9	137.5	393.7	86.7	202.7	289.4

Midstream Gas & Liquids	16.3		25.5	32.7	40.7	115.2	70.7	39.3	110.0
Power	1.0		0.7	0.4	0.1	2.2	0.6	0.6	1.2
Other	(0.7	)*	0.1	1.2	4.0	4.6	—	7.8	7.8

Total	$222.9		$293.7	$369.3	$413.1	$1,299.0	$468.3	$534.3	$1,002.6

Purchase of investments:
Exploration & Production	$6.3		$—	$0.3	$—	$6.6	$—	$—	$—
Midstream Gas & Liquids	—		35.0	11.5	—	46.5	(3.4)	0.8	(2.6)
Other	20.0		20.6	4.5	17.9	63.0	13.1	26.0	39.1

Total	$26.3		$55.6	$16.3	$17.9	$116.1	$9.7	$26.8	$36.5

Summary:
Exploration & Production	$164.9		$182.8	$211.4	$230.8	$789.9	$310.3	$283.9	$594.2
Gas Pipeline	47.7		84.6	123.9	137.5	393.7	86.7	202.7	289.4
Midstream Gas & Liquids	16.3		60.5	44.2	40.7	161.7	67.3	40.1	107.4
Power	1.0		0.7	0.4	0.1	2.2	0.6	0.6	1.2
Other	19.3		20.7	5.7	21.9	67.6	13.1	33.8	46.9

Total	$249.2		$349.3	$385.6	$431.0	$1,415.1	$478.0	$561.1	$1,039.1

Cumulative summary:
Exploration & Production	$164.9		$347.7	$559.1	$789.9	$789.9	$310.3	$594.2	$594.2
Gas Pipeline	47.7		132.3	256.2	393.7	393.7	86.7	289.4	289.4
Midstream Gas & Liquids	16.3		76.8	121.0	161.7	161.7	67.3	107.4	107.4
Power	1.0		1.7	2.1	2.2	2.2	0.6	1.2	1.2
Other	19.3		40.0	45.7	67.6	67.6	13.1	46.9	46.9

Total	$249.2		$598.5	$984.1	$1,415.1	$1,415.1	$478.0	$1,039.1	$1,039.1

*	Reflects the transfer of property from the corporate parent to various segments.

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2005					2006
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$58.6	$59.4	$66.4	$69.8	$254.2	$73.0	84.2	157.2
Gas Pipeline:
Northwest Pipeline	17.3	17.0	17.9	18.4	70.6	18.5	18.8	37.3
Transcontinental Gas Pipe Line	49.4	48.6	49.3	49.4	196.7	50.0	51.7	101.7

Total	66.7	65.6	67.2	67.8	267.3	68.5	70.5	139.0
Midstream Gas & Liquids	46.0	46.4	49.5	50.1	192.0	49.4	49.9	99.3
Power	3.9	3.7	3.6	3.7	14.9	3.2	3.2	6.4
Other	3.0	3.0	2.9	2.7	11.6	2.9	2.7	5.6

Total	$178.2	$178.1	$189.6	$194.1	$740.0	$197.0	$210.5	$407.5

Other selected financial data:
Cash and cash equivalents	$1,210.0	$1,297.2	$1,360.5	$1,597.2	$1,597.2	$1,115.0	$980.4	$980.4

Total assets	$26,434.1	$26,399.7	$33,655.8	$29,442.6	$29,442.6	$26,029.0	$25,617.2	$25,617.2

Capital structure:
Debt
Current	$99.5	$98.6	$122.4	$122.6	$122.6	$175.7	$170.7	$170.7
Noncurrent	$7,650.4	$7,645.7	$7,598.7	$7,590.5	$7,590.5	$7,252.8	$7,292.6	$7,292.6
Stockholders’ equity	$5,261.1	$5,353.6	$5,154.4	$5,427.5	$5,427.5	$5,925.5	$5,882.3	$5,882.3
Debt to debt-plus-equity ratio	59.6%	59.1%	60.0%	58.7%	58.7%	55.6%	55.9%	55.9%

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	2006					2005
	1Q	2Q	3Q	4Q	Year	1Q	2Q	3Q	4Q	Year

Recurring income from cont. ops available to common shareholders	$136	$113			$249	$198	$66	$(5)	$168	$428
Recurring diluted earnings per common share	$0.23	$0.19			$0.42	$0.33	$0.11	$(0.01)	$0.28	$0.72
Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM gains/losses	(43)	38			(5)	(221)	(22)	141	(70)	(172)
Add realized gains/losses from MTM previously recognized	77	100			177	113	77	72	48	310

Total MTM adjustments	34	138			172	(108)	55	213	(22)	138
Tax effect of total MTM adjustments (at 39%)	13	53			66	(42)	21	83	(8)	53

After tax MTM adjustments	21	85			106	(66)	34	130	(14)	85
Recurring income from cont. ops available to common shareholders after MTM adjust.	$157	$198			$355	$132	$100	$125	$154	$513
Recurring diluted earnings per share after MTM adj.	$0.26	$0.33			$0.59	$0.22	$0.17	$0.22	$0.26	$0.86
weighted average shares — diluted (thousands)	607,073	595,561			598,634	599,422	578,902	580,735	609,106	605,847
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.

Non-GAAP Utility Statement:
     This press release includes certain financial measures, EBITDA, free cash flow, recurring earnings and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets, less income (loss) from discontinued operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the Company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating. Neither EBITDA nor recurring earnings, free cash flow and recurring segment profit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Power mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Previously the Company did not qualify for hedge accounting with respect to its Power segment as a result of the Company’s stated intent to exit the Power business. The Company ceased efforts to market the sale of Power during the third quarter 2004, and now qualifies for hedge accounting. Hedge accounting reduces earnings volatility associated with Power’s portfolio of certain derivative hedging instruments. Prior to the adoption of hedge accounting, these derivative hedging instruments were accounted for on a mark-to-market basis with the change in fair value recognized in earnings each period. Management uses the mark-to-market adjustments to better reflect Power’s results on a basis that is more consistent with Power’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to designated hedges or other derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since reported earnings do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Power segment.